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                                                                    Exhibit 10-9


                    ROCHESTER GAS AND ELECTRIC CORPORATION

                           EXECUTIVE INCENTIVE PLAN

                        Restatement of January 1, 1994
                        ------------------------------


                             I.  SYNOPSIS OF PLAN
                                 ----------------

          The Plan seeks to balance the interests of ratepayers, shareholders and employees by linking compensation to specific company objectives in such a way that total compensation will increase when goals are reached or exceeded and will decrease when goals are not met. An incentive fund is created if the return on common equity equals or exceeds an approved objective. When the incentive fund is activated, company performance is then measured equally as to return on common equity, the rate of change in energy prices to customers, and established corporate objectives. Depending on salary grade, individual target awards may range from 5 percent to 25 percent of the person's salary grade midpoint. Eighty percent (80%) of an award will be based on corporate performance and twenty percent (20%) on the individual's performance. The total 1994 award will be paid in cash during the first quarter of 1995.



                                 II.  PURPOSE
                                      -------

          The purpose of this Plan is to provide an incentive to key employees to meet and exceed certain specified goals as part of the RG&E cash compensation program. This Restatement of
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January 1, 1994, amends and continues the Plan adopted as of January 1, 1992.



                               III.  DEFINITIONS
                                     -----------

          (a) "Company" means Rochester Gas and Electric Corporation.

          (b) "Board" means the Board of Directors of the Company or the Committee on Management of the Board.

          (c) "Employee" means an individual employed by the Company in a position other than as an independent contractor.

          (d) "Participant" means an Employee who participates in this Plan.

          (e) "ROCE" means return on common equity.

          (f) "Financial Objective" means the ROCE objective established by the Company each year.

          (g) "Trigger Objective" means the ROCE objective set by the Board as necessary in order to activate the award fund each year.

          (h) "Price of Product" means the average unit retail price per unit of energy sold during a year.

          (i) "Price of Product Objective" means that the Price of Product for a year is not to exceed designated average unit retail prices.

          (j) "Corporate Objective" means the business plan objectives adopted by the Board each year in areas such as, but
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not limited to, customer satisfaction, safety, productivity and Equal Employment
Opportunity/Affirmative Action.

          (k) "Target Award" means the amount or percentage payable when 100% of all objectives have been achieved on average. Amounts or percentages may vary up or down depending on the percentages actually achieved.


                             IV.  ELIGIBILITY
                                  -----------

          Eligibility for participation in the Plan shall include any Employee who is on the Company's Executive Payroll or any other Employee whom the Board may select in its sole discretion.


                          V.  THE INCENTIVE FUND
                              ------------------

          The Incentive Fund is created for any given year if the Trigger Objective is met. For 1994, the Trigger Objective is set at a ROCE in excess of
11.25 percent, which is determined by the authorized return on common equity (11.50%) less 25 basis points. The extent to which the Incentive Fund is funded, in terms of being available to pay benefits under this Plan, is determined by the extent to which the Trigger Objective is exceeded by up to five basis points. If the ROCE is less than 10.30 percent, any award for achieving the Objectives will be prorated up to 100 percent of the award at the discretion of the Board. The amount of any award which exceeds 100 percent will not be prorated.
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                       VI.  COMPANY INCENTIVE OBJECTIVES
                            ----------------------------

          Three Company Incentive Objectives will be established by the Board each year: the Financial Objective, the Price of Product Objective, and the Corporate Objective.

          The Financial Objective for 1994 is a ROCE of 11.50 percent for a payout of 100 percent. Payout will be made on a proportional basis for each basis point in excess of 10.25 percent. For example, a ROCE of 10.35 percent would be 40 percent of the objective and a ROCE of 11.75 percent would be 200 percent.

          The Price of Product Objective for 1994 is to achieve an average unit retail price for electric energy of 10.23 cents per kilowatt hour and natural gas of 75.8 cents per therm. If the average unit retail price meets 100 percent of this Objective, then an 100 percent award will be payable. If the average unit retail price for electricity exceeds 97.5 percent of the Objective, the award will be prorated on the basis of 40 percent for each percentage point, e.g., 98.5 percent of the target will produce a 40 percent award, and 101 percent of target will produce an 140 percent award (up to 200 percent at 102.5 percent). The minimum achievement level for the price of gas component is 97% of the target and 103% of the target will produce the maximum 200% award for that component.

          The Corporate Objective for 1994 consists of four topic objectives:
Customer Satisfaction, Safety, Productivity and Equal Employment
Opportunity/Affirmative Action (EEO/AA). Each
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has its own range of achievement levels, and the percentages of any components will be averaged, if required, to determine the percentage of award payable for that topic objective.

          In the case of Customer Satisfaction, the achievement for the Customer Satisfaction Index has to exceed 88.0% based on a target of 88.5% (i.e., 88.1% will mean 20%) and 89.0% will be the maximum 200 percent award for that component. For Follow-Up Surveys, achievement must exceed 91.5% on a target of 92.0% and 92.5% achievement will equal a 200% award. The target for the PSC Complaint Rate is 6.50 complaints per 100,000 customers with a minimum of 8 (0% award) with a maximum of 5 (200% award).

          In the case of Safety, the achievement has to exceed 92% of the target for the OSHA Injury Rate (2.6 accidents per 200,000 hours worked) and 108% of the target or 2.39 will result in the maximum 200 percent award for that component. For the Vehicle Accident Rate, achievement must exceed 90% of the target of 9.7 accidents per 1,000,000 miles driven and 110% of the target will equal a 200 percent award for the component.

          In the case of the Productivity Objective, achievement has to exceed 98% of the target and 102% of the target will equal a 200 percent award for the objective. In the case of the EEO/AA Objective, the achievement for manual hires must exceed 22.5% on a target of 25% female/minority hires and 27.5% achievement will equal 200 award for that component. The target for minority Technical, Clerical & Office (T.C.&O.) hires is 25% with a minimum of 22.5% (0% award) and a maximum 27.5%
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(200% award).  The target for female/minority exempt hires is 50% with a minimum of 45% (0% award) and a maximum of 55% (200% award).

          As there are two components for the Customer Satisfaction, Safety and EEO/AA Objectives, the achievement level for the two components will be averaged to determine the overall achievement level for that Objective. The award percentages for the four topic Objectives will be averaged to produce the overall award for the Corporate Objective.

          While each of the three Objectives has equal weight (i.e., one-third each) the total award percentage cannot exceed the percent achievement for the Financial Objective. For example, if the achievement level for the Financial Objective was 125% and the achievement level for both the Price of Product and Corporate Objective was 200%, the total award would be limited to 125% of the targeted award.


                         VII.  INDIVIDUAL AWARDS
                               -----------------

          A Participant's Target Award potential shall be a percentage of the midpoint of the Participant's salary grade according to the following chart:
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
                    Salary
                    Grade         Midpoint        Total
                    ------        --------        -----
                      E7             $ X          25.0%
                      E6             $ X          20.0%
                      E5             $ X          17.5%
                      E4             $ X          15.0%
                      E3             $ X          15.0%
                      E2             $ X          10.0%
                      E1             $ X          10.0%
                      Other          $ X           5.0%

          The Target Award established by the above chart is the amount which can be granted to a Participant if all objectives are 100% achieved on average. As noted in Section VI, the various parts of the award may be more or less, depending on the extent to which the various objectives are met.

          Each Participant's Target Award has two components: (1) eighty percent of the amount will be based on the Company's performance as indicated by the objectives; and (2) twenty percent of the award will be based on the Participant's individual performance for the year as determined by the Board and/or senior officers. The Board shall determine the individual components, if any, for the Chairman of the Board, and the Chairman shall review and approve the other individual awards.


                           VIII.  PAYMENT OF AWARDS
                                  -----------------

          A Participant's award, if any, for 1994 will be paid in cash during the first quarter of 1995.
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                        IX.  RETIREMENT BENEFIT IMPACT
                             -------------------------

          Awards under this Plan will be included in the calculation of benefits payable under the RG&E Unfunded Retirement Income Plan ("SERP") inasmuch as such awards are not included in the definition of compensation in the RG&E Retirement Plan.


                           X.  1992 AWARD AMENDMENT
                               --------------------

          (a) A Participant's award for 1992 was payable in two pieces: (1) 75 percent of the award was paid in cash to the Participant during the first quarter of 1993; and (2) 25 percent of the award was to have been deferred for 3 years. With this Restatement, the Board has amended the timing of the deferral from 3 to 2 years and the deferred portion of the 1992 Award will be payable during the first quarter of 1995.

          (b) The 1992 amount deferred has been credited to an account for each Participant and shall be deemed to have been invested in as many shares of Company common stock as could have been purchased with the award at the average of the closing prices of the Company's stock during the calendar month preceding the month of the award. No actual acquisition of such shares shall be made and no shares will be issued or distributed to such Participant. When dividends are paid on the Company's common stock, an amount equal to the dividends that would have been paid on the number of shares deemed credited to the Participant's account will be credited to the Participant's account and will be
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deemed to be reinvested in additional shares at the closing price on the dividend payment date.

          (c) When the 1992 deferral becomes payable pursuant to this Section X, payment shall be made to the Participant (whether still employed or not at the time) in an amount equal to the total amount which would have been received if the Company's shares credited to the appropriate account had been sold at the average of the closing prices of the stock during the calendar month preceding the month of payment.

          (d) If (1) the Participant is still employed by the Company on the payment date or if the Participant's employment has terminated prior to the payment date on account of retirement under the Company's Retirement Plan and
(2) the two-year average award equals seventy-five percent or more, the Company will make an additional payment to the Participant in an amount which will equal federal and state income taxes on both the deferred payment and the additional payment assuming a combined tax rate of 40 percent.

          (e) In the event of death, payment of the amount credited to the Participant's account as of the date of death, without any additional payment for taxes, shall be paid to the Participant's estate as soon as practicable.
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                           XI.  PARTICIPANT'S RIGHTS
                                --------------------

          This Plan constitutes a contractual obligation on the part of the Company, and a Participant acquires the right of an unsecured general creditor of the Company. No trust or fund of any kind is created by reason of this Plan. Participation in this Plan shall not be construed as giving any Participant the right to be retained in the Company's employ or the right to receive any benefits not specifically provided by the Plan.

          The rights of a Participant to any payment under this Plan shall not be assigned, transferred, pledged, encumbered or be subject in any manner to alienation or anticipation. No Participant may borrow against an account.


                              XII.  ADMINISTRATION
                                    --------------

          This Plan shall be administered by the Committee on Management of the Board which shall possess the authority to delegate authority and to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions of the Plan and any decision or integration of any provision of the Plan by such Committee or its delegate shall be final and conclusive.


                        XIII.  AMENDMENT AND TERMINATION
                               -------------------------

          The Plan may, at any time and from time to time, be amended, modified or terminated by the Board. The Board may eliminate or modify the Fund and/or award payments in any year
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due to special circumstances.  Such action shall not diminish the amount credited to a Participant's deferred account but the timing for payment may be changed in the sole discretion of the Board.


                           XIV.  GENERAL PROVISIONS
                                 ------------------

          (a) All expenses of administering the Plan shall be borne by the Company and shall not be charged against any Participant's account.

          (b) To the extent required by law, the Company shall withhold taxes from any payments made under the Plan.

          (c) Except to the extent superseded by federal law, the laws of the State of New York shall be controlling in all matters relating to the Plan.

          IN WITNESS WHEREOF, Rochester Gas and Electric Corporation has caused its duly authorized executive to sign this Plan this 2nd day of February,
                                                     -----
1995, effective as of January 1, 1994.

                                 ROCHESTER GAS AND ELECTRIC CORPORATION


                                 By   /s/ROGER W. KOBER
                                    ----------------------------
                                         Roger W. Kober

                                 Its Chairman, President and CEO